Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2013

HOUSTON, August 2, 2013 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $42.9 million, or $1.05 per diluted share for the three months ended June 30, 2013, versus net income of $29.8 million, or $0.74 per diluted share for the second quarter of 2012. Total revenues were $222.0 million during the quarter ended June 30, 2013 compared to $176.6 million for the same period in 2012, an increase of $45.4 million or approximately 26%. The increase in revenues resulted from increased product revenues of $42.1 million and increased service revenues of $3.3 million.

For the six months ended June 30, 2013, net income was $82.8 million, or $2.03 per diluted share compared with net income of $58.6 million, or $1.45 per diluted share for the same period in 2012. Total revenues rose to $415.2 million during the six months ended June 30, 2013 from $353.7 million during the same period in 2012, an increase of approximately 17%. The results for the first six months of 2013 were favorably impacted by an after-tax foreign exchange gain of $3.5 million, or $0.09 per diluted share, as compared to an after-tax foreign exchange loss of $1.4 million, or $0.03 per diluted share during the first half of 2012.

In addition, the Company announced that its backlog at June 30, 2013 was approximately $1.1 billion, compared to its June 30, 2012 backlog of approximately $697 million and its March 31, 2013 backlog of approximately $1.0 billion. Based upon current market conditions and excluding foreign currency gains/losses or any unusual items, the Company expects its earnings per diluted share for the quarter ending September 30, 2013 to approximate $0.95 to $1.05 per share. The Company also announced that it currently expects its full-year 2013 earnings per diluted share to be in the range of $3.85 to $4.05, excluding foreign currency gains/losses or any unusual items, up from previous 2013 guidance of $3.40 to $3.60 per diluted share.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Revenues	$222,031	$176,570	$415,186	$353,694

Cost and expenses:
Cost of sales	133,203	108,325	249,531	215,375
Selling, general and administrative	23,273	17,418	38,902	37,850
Engineering and product development	9,340	9,478	18,361	19,088

	165,816	135,221	306,794	272,313

Operating Income	56,215	41,349	108,392	81,381

Interest income	167	78	283	181
Interest expense	(6)	(9)	(20)	(14)

Income before income taxes	56,376	41,418	108,655	81,548
Income tax provision	13,449	11,615	25,886	22,948

Net income	$42,927	$29,803	$82,769	$58,600

Diluted earnings per share	$1.05	$0.74	$2.03	$1.45

Weighted average shares–diluted	40,821	40,453	40,767	40,432

Depreciation and amortization	$7,352	$6,373	$14,353	$12,431

Capital expenditures	$11,031	$13,870	$23,101	$27,737